Exhibit 99.1

GLOBAL GOLD CONSOLIDATED RESOURCES LIMITED JV CONCLUDES FINANCING AND OPERATING AGREEMENTS FOR MINING AT THE TOUKHMANUK GOLD-SILVER MINE AND EXPLORATION AT THE TOUKHMANUK AND GETIK PROPERTIES IN ARMENIA

RYE, NY--(Marketwire –July 10, 2013) - Global Gold Corporation (OTCQB: GBGD) is pleased to announce that on July 5, 2013 its Global Gold Consolidated Resources Limited joint venture (GGCRL), concluded a fifteen year mine operating agreement with Linne Mining, LLC as the operator along with an $8,800,000 debt facilities agreement to fund future production at the central section of the Toukhmanuk gold-silver open pit mine in Armenia. The mine operator has begun mobilization to restart production this year. The existing offtake agreement with Industrial Minerals, SA was also extended until the end of 2027, and share options for up to 10% in GGCRL or the subsidiary project company in Armenia were also granted in related agreements. The debt facility includes interest at LIBOR plus 8%, and the Operator has incentive based compensation model, to be paid approved costs plus 10% of the actual sales of gold. Global Gold Corporation (GGC) issued guarantees in connection with the package of agreements.

On July 5, 2013, GGCRL also finalized an agreement effective June 20, 2013 with the South African Creo Design (Pty) Ltd firm http://www.creo.co.za/index.html to manage the remaining exploration work with local employees and contractors leading to feasibility studies at the Getik property in Armenia as well as at the 50 plus square kilometer exploration license area surrounding the central section of the Toukhmanuk mine. The Armenian government recently extended this exploration license to July 2, 2016 and the English and Armenian of the current license have been posted on the Global Gold website www.globalgoldcorp.com. Viking Investments is financing the initial budgeted expenses until GGCRL is publicly listed at a charge of costs plus 10%. After this year’s exploration is finished GGCRL plans to transition to a mining license in accordance with Armenian law.

“Right now, we anticipate that our employees will go back to work this summer and mining at the central section of Toukhmanuk should ramp up to 500,000 tonnes in 2014 and level off at 700,000 tonnes per year in 2015 going forward ” noted GGCRL Executive Chairman and GGC Chairman and CEO Van Krikorian. “ That production is critical for all of us and we feel that with an experienced mine contractor and first rate geological design firm in Creo who share our demonstrated and long term commitment to social, environmental, and safety issues we have the foundation for long term success. Industrial Minerals has been an outstanding, transparent partner to us over the years, and we are pleased to solidify a long term commitment from them as well,” Krikorian continued.

Forward-looking Statements — To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Cautionary Note to U.S. Investors -- All mineral reserves have been estimated and disclosed in accordance with the definition standards on mineral resources and mineral reserves of the Republic of Armenia State Natural Resources Agency as provided by the Republic of Armenia's Regulation for Applying Reserves Classification for Gold Deposits or pursuant to other foreign, international, and non-United States standards.

United States reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission "SEC" Industry Guide 7. Armenian, other foreign, international, and Guide 7 standards may not be consistent. The United States Securities and Exchange Commission limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. We use terms such as "reserves," "resources," "geologic resources," "proven," "probable," "measured," "indicated," or "inferred," which may not be consistent with the reserve definitions established by the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from our website or at www.sec.gov/edgar.shtml. Investors are cautioned not to assume that any part or all of mineral resources will ever be confirmed or converted to Guide 7 compliant "reserves." Copies of the agreements referenced above will be available in GGC’s SEC filings.

Global Gold Corporation www.globalgoldcorp.com is an international gold exploration, development, and mining company headquartered in the United States and has been active primarily in gold and silver mining in Armenia since 1995 and in Chile since 2003.  The Company is committed to building shareholder value and maintaining social and environmental responsibilities.   GGCRL is a joint venture to own and develop the Toukhmanuk and Getik properties in Armenia in which GGC currently owns 51% as reported in September 2012. The Directors of GGCRL are Messrs. Krikorian and Caralapati Premraj. The officers of GGCRL are: Mr. Van Krikorian, Executive Chairman; Mr. Jan Dulman, Financial Controller/CFO/Treasurer; and Mr. Ashot Boghossian Armenia Managing Director, with Ogier Corporate Services (Jersey) Limited continuing as secretary of the Company

Contact:
Global Gold Corporation
International Corporate Center at Rye

555 Theodore Fremd Avenue, Suite C208

Rye, New York 10580

Tel:  914-925-0020

Fax: 914-925-8860

ggc@globalgoldcorp.com
www.globalgoldcorp.com

Source: Global Gold Corporation